Exhibit (g)(2)

INVESTMENT SUB-ADVISORY AGREEMENT

BY AND BETWEEN

FSEP II ADVISOR, LLC

AND

GSO CAPITAL PARTNERS LP

THIS INVESTMENT SUB-ADVISORY AGREEMENT (“Agreement”) made this [•] day of [•], 2014, by and between FSEP II ADVISOR, LLC, a Delaware limited liability company (the “Adviser”), and GSO CAPITAL PARTNERS LP, a Delaware limited partnership (the “Sub-Adviser”).

WHEREAS, the Adviser and the Sub-Adviser are investment advisers that are or will be registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engage in the business of providing investment management services; and

WHEREAS, the Adviser has been retained to act as the investment adviser to FS Energy and Power Fund II (the “BDC”), a newly organized, non-diversified, closed-end management investment company that intends to elect to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), pursuant to an Investment Advisory and Administrative Services Agreement dated [•], 2014 (the “Advisory Agreement”), a copy of which is attached hereto as Exhibit A; and

WHEREAS, the Advisory Agreement permits the Adviser, subject to the supervision and direction of the BDC’s board of trustees (the “Board”), to obtain the services of an investment sub-adviser to assist the Adviser in fulfilling its duties thereunder, subject to the requirements of the 1940 Act; and

WHEREAS, the Adviser desires to retain the Sub-Adviser to assist it in fulfilling certain of its obligations under the Advisory Agreement, and the Sub-Adviser is willing to render such services subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.                                      Duties of the Sub-Adviser.

(a)                                 Retention of Sub-Adviser.  The Adviser hereby employs the Sub-Adviser to assist the Adviser in managing the investment and reinvestment of the assets of the BDC, subject to the terms set forth herein and subject to the supervision of the Board.

(b)                                 Responsibilities of Sub-Adviser.  Without limiting the generality of the foregoing, the Sub-Adviser shall, during the term and subject to the provisions of this Agreement:

(i)                                     make recommendations to the Adviser as to the composition and allocation of the portfolio of the BDC, the nature and timing of the changes therein and the manner of implementing such changes, including recommendations as to the specific securities and other assets to be purchased, retained, or sold by the BDC;

(ii)                                  place orders with respect to, and arrange for, any investment (including executing and delivering all documents relating to the BDC’s investments on behalf of the BDC), upon receiving a proper instruction from the Adviser;

(iii)                               assist the Adviser in identifying, evaluating and negotiating the structure of the investments made by the BDC;

(iv)                              assist the Adviser in monitoring and servicing the BDC’s investments;

(v)                                 assist the Adviser in performing due diligence on prospective portfolio companies;

(vi)                              assist the Adviser in negotiating, obtaining and managing financing facilities for the benefit of the BDC or its subsidiaries; and

(vii)                           provide the Adviser with such other research and related services as the Adviser may, from time to time, reasonably require for the Adviser to manage the BDC.

Notwithstanding the foregoing, however, all investment decisions will ultimately be the responsibility of the Adviser.  Furthermore, the parties acknowledge and agree that the Sub-Adviser shall be required to provide only the services expressly described in this Section 1(b), and shall have no responsibility to provide any other services to the Adviser or the BDC, including, but not limited to, administrative (such as valuation-related services), management or other similar services.

(c)                                  Acceptance of Employment.  The Sub-Adviser hereby agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein.  The Sub-Adviser shall carry out its responsibilities under this Agreement in compliance with:  (i) the BDC’s investment objectives, policies and restrictions as set forth in the BDC’s then-effective registration statement on Form N-2 filed with the Securities and Exchange Commission (the “SEC”), as amended from time to time, the BDC’s prospectus that forms a part of the Registration Statement, as amended and supplemented, and/or the BDC’s periodic reports filed with the SEC from time to time; (ii) such policies, directives, regulatory restrictions and compliance policies as the Adviser may from time to time establish or issue and communicate to the Sub-Adviser in writing; and (iii) applicable law and related regulations.  The Adviser shall promptly notify the Sub-Adviser in writing of changes to (i) or (ii) above and shall notify the Sub-Adviser in writing of changes to (iii) above promptly after it becomes aware of such changes.  In no event shall the Sub-Adviser be held responsible for failing to comply with any of (i), (ii) or (iii) unless it had previously received the notification in the foregoing sentence.

(d)                                 Independent Contractor Status.  The Sub-Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Adviser or the BDC in any way or otherwise be deemed an agent of the Adviser or the BDC.

2.                                      Expenses.

Except as provided below in this Section 2, the Sub-Adviser assumes no obligation with respect to, and shall not be responsible for, the expenses of the Adviser or the BDC in fulfilling the Sub-Adviser’s obligations hereunder.

During the term of this Agreement, the Sub-Adviser shall pay all expenses incurred by it in connection with the activities it undertakes to meet its obligations hereunder.  The Sub-Adviser shall, at its sole expense, employ or associate itself with such persons as it believes to be particularly fitted to assist it in the execution of its duties under this Agreement, including without limitation, persons employed or otherwise retained by the Sub-Adviser or made available to the Sub-Adviser by its members or affiliates.  The Adviser shall cause the Sub-Adviser to be reimbursed by the BDC or the Adviser, as appropriate, for expenses reasonably incurred by the Sub-Adviser at the request of or on behalf of the BDC or the Adviser, to the same extent as such expenses would be reimbursable to the Adviser pursuant to Sections 2(b) and 2(c) of the Advisory Agreement had such expenses been incurred by the Adviser.  The Sub-Adviser shall maintain and supply to the BDC and the Adviser as they may reasonably request, records of all such expenses.

3.                                      Compensation.

In consideration for the Sub-Adviser’s services hereunder, with respect to each Term Year (as defined below), the Adviser shall pay the Sub-Adviser the fee described below, payable quarterly in arrears (within 10 days of when fees are paid to the Adviser):

(a)                             With respect to any fees (including, without limitation, the Base Management Fees and Incentive Fees, as such terms are defined in the Advisory Agreement) payable to the Adviser (and not waived) pursuant to the Advisory Agreement during a Term Year, the Sub-Adviser shall be entitled to receive 50% of any such amounts.

(b)                                 In the event that this Agreement is terminated other than at the end of a calendar year, for purposes of determining fees payable to the Sub-Adviser during the Term Year in which such termination occurs, the advisory fees payable to the Adviser shall be calculated as if the Advisory Agreement terminated as of the termination date of this Agreement.

For purposes of this Agreement, a “Term Year” shall mean each annual period beginning on the Effective Date (as defined in Section 9 hereof) or anniversary thereof, and ending on the day prior to the anniversary of the Effective Date.

4.                                      Representations and Warranties of the Sub-Adviser.

The Sub-Adviser represents and warrants to the Adviser and the BDC as follows:

(a)                                 The Sub-Adviser is registered as an investment adviser under the Advisers Act and shall maintain such registration;

(b)                                 The Sub-Adviser is a limited partnership duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted;

(c)                                  The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary action, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance by the Sub-Adviser of this Agreement, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Sub-Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser;

(d)                                 Part 2 of the Sub-Adviser’s most recent Form ADV filed with the SEC pursuant to Section 203(c) of the Advisers Act, previously provided to the Adviser, is a true and complete copy of the form.  The Sub-Adviser will promptly provide the Adviser and the BDC with a complete copy of all subsequent amendments to Part 2 of its Form ADV;

(e)                                  The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 promulgated under the 1940 Act (“Rule 17j-1”) and will provide the Adviser and the BDC with a copy of that code, together with evidence of its adoption. Within 20 days of the end of each calendar quarter during which this Agreement remains in effect, a senior managing director or managing director of the Sub-Adviser shall certify to the Adviser or the BDC that the Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous quarter and that there have been no material violations of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action has been taken in response to such violation.  Upon written request of the Adviser or the BDC, the Sub-Adviser shall permit representatives of the Adviser or the BDC to examine the reports (or summaries of the reports) required to be made to the Sub-Adviser by Rule 17j-1(c)(1) and other records evidencing enforcement of the code of ethics; and

(f)                                   The Sub-Adviser shall comply in all material respects with all requirements applicable to the investment adviser of a business development company like the BDC under the Advisers Act, including Rule 206(4)-7 thereunder, and the 1940 Act.

5.                                      Representations and Warranties of the Adviser.

The Adviser represents and warrants to the Sub-Adviser and the BDC as follows:

(a)                                 The Adviser shall be registered as an investment adviser under the Advisers Act as of the date the BDC commences investment operations and shall maintain such registration;

(b)                                 The Adviser is a limited liability company duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted;

(c)                                  The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser;

(d)                                 Part 2 of the Adviser’s most recent Form ADV that will be filed with the SEC pursuant to Section 203(c) of the Advisers Act, and that will be provided to the Sub-Adviser, shall be a true and complete copy of the form. The Adviser will promptly provide the Sub-Adviser with a complete copy of all subsequent amendments to Part 2 of its Form ADV;

(e)                                  The Adviser and the BDC have duly entered into the Advisory Agreement pursuant to which the BDC authorized the Adviser to enter into this Agreement;

(f)                                   The Adviser shall comply in all material respects with all requirements applicable to the investment adviser of a business development company like the BDC under the Advisers Act, including Rule 206(4)-7 thereunder, and the 1940 Act;

(g)                                  The Adviser has implemented anti-money laundering policies and procedures that are reasonably designed to comply with applicable provisions of the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, as amended, and any other applicable anti-money laundering laws and regulations;

(h)                                 To the Adviser’s knowledge, the assets of the BDC, were (A) not and are not directly or indirectly derived from activities that may contravene applicable laws and regulations, including anti-money laws and regulations and the laws, regulations and Executive Orders administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) and (B) derived from the offering of the BDC’s interests;

(i)                                     The Adviser (or any person controlling or controlled by the Adviser, any person having a beneficial interest in the Adviser, or any person for whom the Adviser is acting as agent or nominee in connection with the BDC) is not (A) an individual or entity named on any available lists of known or suspected terrorists, terrorist organizations or of other sanctioned persons issued by the United States government and the government(s) of any jurisdiction(s) in which the Adviser is doing business, including the SDN List administered by OFAC, as such list may be amended from time to time; (B) an individual or entity otherwise prohibited by the OFAC sanctions programs; or (C) a current or former senior foreign political figure (“SFPF”)  or politically exposed person (“PEP”),  or an immediate family member or close associate of such an individual;

(j)                                    The Adviser, upon reasonable request by the Sub-Adviser, will provide such information as the Sub-Adviser may need to satisfy applicable anti-money laundering laws and regulations; and

(k)                                 The Adviser acknowledges and agrees that:

(i)                                     the Sub-Adviser and its affiliates perform investment advisory services for various clients and accounts (which includes registered investment companies, business development companies and other clients and proprietary accounts, collectively, the “Advisory Clients”).  The Adviser agrees that the Sub-Adviser may give advice and take action with respect to any of its other Advisory Clients, in accordance with the investment objectives and strategies of such other Advisory Clients, which may differ from advice given or the timing or nature of action taken with respect to the BDC so long as it is the Sub-Adviser’s policy, to the extent practicable, to recommend for allocation and/or allocate investment opportunities to the BDC on a fair and equitable basis relative to its other Advisory Clients.  It is understood that the Sub-Adviser shall not have any obligation to recommend for purchase or sale any loans or securities which its principals, affiliates or employees may purchase or sell for its or their own accounts or for any other Advisory Clients if, in the opinion of the Sub-Adviser, such transaction or investment appears unsuitable, impractical or undesirable for the BDC;

(ii)                                  the Sub-Adviser and its affiliates may aggregate purchase or sale orders for Advisory Clients (including proprietary positions) in accordance with its current aggregation and allocation policy, but only if (x) in the Sub-Adviser’s reasonable judgment such aggregation results in an overall economic or other benefit to the Advisory Clients and BDC taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses and factors and (y) the Sub-Adviser’s actions with respect to aggregating orders for multiple Advisory Clients, as well as the BDC, are consistent with applicable law.  However, the Sub-Adviser is under no obligation to aggregate any such orders under any circumstances;

(iii)                               circumstances may arise under which the Sub-Adviser determines there is a limited supply or demand for a particular security.  Under such circumstances, the Sub-Adviser shall recommend for allocation and/or allocate such security to the BDC and the Advisory Client in accordance with its then-current aggregation and allocation policy, the Adviser’s then-current allocation policy and any applicable exemptive orders, and in a fair and equitable manner consistent with its fiduciary duties owed to the BDC and such other Advisory Clients;

(iv)                              as a regular part of the restructuring and advisory practice of an affiliate of the Sub-Adviser (the “Restructuring Affiliate”), the Restructuring Affiliate advises debtors and creditors in connection with out-of-court debt restructurings and workouts and with bankruptcy proceedings.  The Restructuring Affiliate also serves as adviser to official creditor committees established pursuant to such proceedings.  In situations in which an issuer of an investment recommended to the Adviser (on behalf of the BDC or a creditor or group of creditors of such issuer) is a client or potential client of the Restructuring Affiliate (any such investment, a “Conflicted Investment”), the Sub-Adviser may recommend the sale of the Conflicted Investment or take such other actions as reasonably necessary to the extent deemed advisable by the Restructuring Affiliate, in consultation with the Sub-Adviser’s compliance officer, in order to avoid actual or perceived conflicts of interest between the best interests of the BDC and its shareholders and the restructuring and reorganization advisory practice, whether or not such recommended disposition or other actions would have been recommended absent the conflict; provided, however, in each case, any recommendation or action on the part of the Sub-Adviser must be in compliance with the 1940 Act.  Further, there may also be instances in which the work of the Restructuring Affiliate prevents the Sub-Adviser from recommending the purchase of an investment. Notwithstanding anything to the contrary contained elsewhere herein, due to certain confidentiality obligations which the Restructuring Affiliate may be subject to, the Sub-Adviser shall not be obligated to inform the Adviser of the nature of the Restructuring Affiliate’s participation in any Conflicted Investment at the time of any action related to Conflicted Investments;

(v)                                 it has received Part 2 of the Sub-Adviser’s Form ADV filed with the SEC pursuant to Section 203(c) of the Advisers Act, which states information relative to the Sub-Adviser’s investment and brokerage policies and other important matters, and which the Sub-Adviser warrants is the current filing of such form;

(vi)                              the Sub-Adviser makes no warranty that any investments recommended by the Sub-Adviser hereunder will not depreciate in value or at any time not be affected by adverse tax consequences, nor does it give any warranty as to the performance or profitability of the assets or the success of any investment strategy recommended by the Sub-Adviser; and

(vii)                           it has received, read and understood the Sub-Adviser’s disclosures regarding conflicts of interest attached hereto as Exhibit B and such disclosures have been provided to the Board in connection with their consideration of this Agreement.

6.                                      Survival of Representations and Warranties; Duty to Update Information.

All representations and warranties made by the Sub-Adviser and the Adviser pursuant to Sections 4 and 5, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.

7.                                      Liability and Indemnification.

(a)                                 The duties of the Sub-Adviser shall be confined to those expressly set forth herein.  The Sub-Adviser shall not be liable for any loss arising out of any instrument hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law which cannot be waived or modified hereby.  (As used in this Section 7(a), the term “Sub-Adviser” shall include, without limitation, its affiliates and the Sub-Adviser’s and its affiliates’ respective partners, shareholders, directors, members, principals, officers, employees and other agents of the Sub-Adviser).

(b)                                 The Sub-Adviser shall indemnify the Adviser and the BDC, and their respective affiliates and controlling persons, for any liability and expenses, including reasonable attorneys’ fees, which the Adviser, the BDC or their respective affiliates and controlling persons may sustain as a result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder.

(c)                                  The Adviser shall indemnify the Sub-Adviser, its affiliates and its controlling persons, for any liability and expenses, including reasonable attorneys’ fees, howsoever arising from, or in connection with, the Sub-Adviser’s performance of its obligations under this Agreement or the Adviser’s breach of the terms, representations and warranties herein; provided, however, that the Sub-Adviser shall not be indemnified for any liability or expenses that may be sustained as a result of the Sub-Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of the Sub-Adviser’s duties or by reason of the reckless disregard of the Sub-Adviser’s duties and obligations under this Agreement.

8.                                      Confidentiality.

(a) Subject to Section 8(b), each of the Sub-Adviser and the Adviser acknowledge and agree that pursuant to this Agreement, either party may have access to the other party’s confidential and proprietary information and materials concerning or pertaining to the other’s business. Each party will receive and hold such information in the strictest confidence, and acknowledge, represent, and warrant that it will use its best efforts to protect the confidentiality of this information.  Each party agrees that, without the prior written consent of the other party, they will not use, copy, or divulge to third parties or otherwise use, except in accordance with the terms of this Agreement, any information obtained from or through the other party in connection with this Agreement other than as reasonably necessary in the course of their business; provided that such recipients must agree to protect the confidentiality of such information and use such information only for the purposes of providing services to the BDC; provided, further, however, this covenant shall not apply to information (x) which is in the public domain now or when it becomes in the public domain in the future, other than by reason of a breach of this Agreement, (y) which has come to either party from a lawful source not bound to maintain the confidentiality of such information, other than from the other party or an affiliate or representative of that party, or (z) disclosures which are required by law, regulatory authority, regulation or legal process.

(b)                                 The Adviser agrees that the Sub-Adviser shall have the right to disclose the performance of the BDC to third parties at any time, subject to the prior review and approval of the general form and scope of such disclosure by the Adviser (which approval shall not be unreasonably withheld, conditioned or delayed).

(c)                                  Notwithstanding anything to the contrary herein, each party to this Agreement (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of (i) the BDC and (ii) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

(d)                                 The representations and warranties made by the Sub-Adviser and the Adviser pursuant to this Section 8 shall survive the termination of this Agreement.

9.                                      Duration and Termination of Agreement.

(a)                                 Term and Effectiveness.  This Agreement shall become effective as of the date that the BDC meets the minimum offering requirement, as such term is defined in the prospectus contained in the BDC’s registration statement on Form N-2 as first declared effective by the SEC (the “Effective Date”).  This Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the BDC and (ii) the vote of a majority of the BDC’s trustees who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party, in accordance with the requirements of the 1940 Act.

(b)                                 Termination.  This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by (i) the Adviser, if the Board or a majority of the outstanding voting securities of the BDC determine that this Agreement should be terminated, or (ii) the Sub-Adviser.  This Agreement shall automatically terminate in the event of (1) its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act), or (2) the termination of the Advisory Agreement.  The provisions of Section 7 of this Agreement shall remain in full force and effect, and the Adviser and the Sub-Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

(c)                                  Notwithstanding any termination of this Agreement, the Sub-Adviser shall be entitled to receive all amounts payable to it and not yet paid pursuant to Sections 2 or 3 hereof.

10.                               Services Not Exclusive.

Nothing in this Agreement shall prevent the Sub-Adviser or any partner, manager, officer, employee or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Sub-Adviser or any of its partners, managers, officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting.

11.                               Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

12.                               Amendments.

This Agreement may be amended by mutual consent of the parties, subject to the requirements of applicable law.

13.                               Governing Law.

Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York.  For so long as the BDC is regulated as a BDC under the 1940 Act and the Sub-Adviser is regulated as an investment adviser under the Advisers Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act and the Advisers Act, respectively, and any then-current regulatory interpretations thereunder.  To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

14.                               Severability.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

FSEP II ADVISOR, LLC

By:
Name:
Title:

GSO CAPITAL PARTNERS LP

By:
Name:
Title:

EXHIBIT A

Advisory Agreement

[See Attached]

1

EXHIBIT B

Conflicts of Interest

(1)                                 Certain inherent conflicts of interest arise from the fact that GSO Capital Partners LP (the “Sub-Adviser”), The Blackstone Group L.P. (“Blackstone Group”) and their affiliates (the “Affiliates”, and collectively, “Blackstone” or the “Firm”) provide investment advisory services both to FSEP II Advisor, LLC (the “Adviser”), on behalf of FS Energy and Power Fund II (the “BDC”), and other clients, including other investment funds, and any other investment vehicles that the Sub-Adviser or its respective Affiliates may establish from time to time, as well as client accounts and proprietary accounts managed by the Sub-Adviser and its Affiliates in which the BDC will not have an interest (such other clients, funds and accounts, collectively the “Other GSO Accounts”). In addition, Blackstone Group and its Affiliates provide investment management services to other clients, including other investment funds and any other investment vehicles that Blackstone Group or any of its Affiliates may establish from time to time, client accounts and proprietary accounts in which the BDC will not have an interest (such other clients, funds and accounts, collectively the “Other Blackstone Accounts” and together with the Other GSO Accounts, the “Other Accounts”). The respective investment programs of the BDC and the Other Accounts may or may not be substantially similar. The Firm may give advice and recommend investments or actions to Other Accounts, in accordance with the investment objectives and strategies of such Other Accounts, which may differ from advice given to, or the timing or nature of the action taken with respect to, the BDC although it is the Sub-Adviser’s policy, to the extent reasonably practicable, to recommend for allocation and/or allocate investment opportunities to the BDC on a fair and equitable basis over time relative to its Other Accounts, even though their investment mandates have elements in common with that of the BDC.  The Sub-Adviser or its Affiliates may enter into transactions for Other Accounts where they have investment discretion that the BDC does not determine to invest in for regulatory, investment or other reasons.  Affiliates of the Sub-Adviser engage in an investment advisory business separate from the Sub-Adviser, including with respect to accounts that compete with the BDC, and have no obligation to make investment opportunities available to the BDC;

(2)                                 While the Sub-Adviser will seek to manage potential conflicts of interest in good faith, the portfolio transactions effected by the Sub-Adviser and Blackstone in managing their respective Other Accounts could conflict with the transactions and strategies recommended by the Sub-Adviser in providing sub-advisory services to the BDC and may affect the prices and availability of the securities and instruments in which the BDC invests. Conversely, participation in specific investment opportunities may be appropriate, at times, for both the BDC and Other Accounts;

(3)                                 The Sub-Adviser may have a conflict of interest in allocating investment opportunities between the BDC and Other Accounts including where the Sub-Adviser may be incentivized to recommend investments for the BDC that may favor the interests of an Affiliate or Other Accounts. This potential conflict may be exacerbated where the Sub-Adviser has more attractive incentive fees for such Other Accounts, or where individuals of the Sub-Adviser who are responsible for selecting investments for the BDC have large personal stakes in Other Accounts, or where personnel of the Sub-Adviser benefit directly or indirectly from compensation generated by Other Blackstone Accounts. In each such case, such transactions will be governed by, and the Sub-Adviser will allocate or make allocation recommendations in accordance with, procedures designed and adopted by the Sub-Adviser to manage such conflicts of interest;

(4)                                 Certain distressed investment opportunities may offer high potential returns, but may not, in the judgment of the Sub-Adviser, be suitable for the BDC. As a result, such investment opportunities may be allocated to Other Accounts with similar investment strategies as the BDC and may not be allocated to the BDC. Such investments, while high risk, can at times offer exceptional returns, and the BDC may not be able to participate in these returns;

(5)                                 It is the general policy of the Sub-Adviser to share appropriate investment opportunities (and sale opportunities) with the Other Accounts. In general, this means that such opportunities will be allocated pro rata among the BDC and the Other Accounts based on available capacity for such investment in each account (including with respect to guidelines as to concentration of holdings), taking into account available cash and the relative capital of the respective accounts. Nevertheless, investment and/or sale opportunities may be allocated other than on a pro rata basis, if the Sub-Adviser deems in good faith that a different allocation among the BDC and the Other Accounts is appropriate, taking into account, among other considerations (a) risk-return profile of the proposed investment and the BDC’s or Other Accounts’ current risk profile; (b) the particular BDC’s or the Other Accounts’ investment guidelines, restrictions and objectives, including whether such objectives are considered solely in light of the specific investment under consideration or in the context of the portfolio’s overall holdings; (c) the potential for the proposed investment to create an industry, sector or issuer imbalance in the BDC’s and the Other Accounts’ portfolios; (d) liquidity requirements of the BDC and Other Accounts, including during a wind-down of the BDC or Other Account; (e) tax consequences; (f) regulatory restrictions; (g) the need to re-size risk in the BDC’s or Other Accounts’ portfolios; (h) redemption/withdrawal requests from the BDC and Other Accounts and anticipated future contributions into the BDC and Other Accounts; (i) the work of a particular investment team in sourcing an opportunity; (j) proximity of the BDC or Other Account to the end of its specified term; (k) when a pro rata allocation could result in a small or odd lot allocations; (l) degree of leverage availability and any requirements or other terms of any existing leverage facilities; (m) the nature and extent of involvement in the transaction on the part of the respective teams of investment professionals dedicated to the BDC; (n) available cash; and (o) other considerations deemed relevant by the Sub-Adviser and its Affiliates. Because of these and other factors, certain Other Accounts may effectively have priority in investment allocations over the BDC, notwithstanding the Sub-Adviser’s general policy of pro rata allocation. The BDC should be aware that individual conflicts will not necessarily be resolved in favor of the BDC’s interests, but the BDC will be treated fairly and equitably over time and in a manner consistent with the Sub-Adviser’s fiduciary duties. Orders may be combined for all such accounts, and if any order is not filled at the same price, they may be allocated on an average price basis. Similarly, if an order on behalf of more than one account cannot be fully executed under prevailing market conditions, securities may be allocated among the different accounts on a basis which the Sub-Adviser or its Affiliates consider equitable;

(6)                                 From time to time, the BDC and Other Accounts may make investments at different levels of a borrower’s or an issuer’s capital structure or otherwise in different classes of a borrower’s or an issuer’s securities, as may be permitted by law and subject to compliance with appropriate procedures. Such investments may inherently give rise to conflicts of interest or perceived conflicts of interest between or among the various classes of securities that may be held by such entities. In addition, when the BDC and Other Accounts hold investments in the same borrower or issuer (including in the same level of the capital structure), the BDC may be prohibited by applicable law from participating in restructuring, work-outs, renegotiations, or other activities related to its investment in the borrower or issuer due to the fact that Other Accounts hold investments in the same borrower or issuer. As a result, the BDC may not be permitted by law to make the same investment decisions as Other Accounts in the same or similar situations even if the Sub-Adviser believes it would be in the best economic interests of the BDC to do so. Also, the BDC may be prohibited by applicable law from investing in a borrower or issuer (or an affiliate) that Other Accounts are also investing in or currently invest in even if the Sub-Adviser believes it would be in the best economic interests of the BDC to do so. In addition, entering into certain transactions that are not deemed prohibited by law when made may potentially lead to a condition that raises regulatory or legal concerns in the future. This may be the case, for example, with issuers who are near default and more likely to enter into restructuring or work-out transactions with their existing debt holders, which may include the BDC and its affiliates. In some cases, to avoid the potential of future prohibited transactions, the Sub-Adviser may avoid recommending allocating an investment opportunity to the BDC that it would otherwise recommend, subject to the Sub-Adviser’s and Adviser’s then-current allocation policy and any applicable exemptive orders over time;

(7)                                 The Sub-Adviser or certain of its Affiliates may come into possession of material non-public information with respect to a borrower or an issuer (or an affiliate). Should this occur, the Sub-Adviser would be restricted from recommending, buying or selling securities, derivatives or loans of the borrower or the issuer on behalf of the BDC until such time as the information became public or was no longer deemed material to preclude the BDC from participating in an investment. Disclosure of such information to the Sub-Adviser’s personnel responsible for the affairs of the BDC will be limited, and the Adviser on behalf of the BDC may not be free to act upon any such information. Therefore, the Adviser and the BDC may not have access to material non-public information in the possession of the Firm which might be relevant to an investment decision to be made on behalf of the BDC, and the Adviser may initiate a transaction or sell an investment which, if such information had been known to it, may not have been undertaken. Due to these restrictions, the Adviser may not be able to initiate a transaction that it otherwise might have initiated and may not be able to sell an investment that it otherwise might have sold;

(8)                                 As part of its regular business, Blackstone provides a broad range of investment banking, advisory, and other services. In the regular course of its investment banking and advisory businesses, Blackstone represents potential purchasers, sellers and other involved parties, including corporations, financial buyers, management, shareholders and institutions, with respect to transactions that could give rise to investments that are suitable for the BDC. In such a case, Blackstone’s client would typically require Blackstone to act exclusively on its behalf, thereby precluding the BDC from participating in such transactions. Blackstone will be under no obligation to decline any such engagements in order to make an investment opportunity available to the BDC. In connection with its investment banking, advisory and other businesses, Blackstone may come into possession of information that limits its ability to engage in potential transactions. The BDC’s activities may be constrained as a result of the inability of Blackstone personnel to use such information. For example, employees of Blackstone may be prohibited by law or contract from sharing information with members of the BDC’s investment team at the Sub-Adviser or the Adviser. Additionally, there may be circumstances in which one or more of certain individuals associated with Blackstone will be precluded from providing services related to the BDC’s activities because of certain confidential information available to those individuals or to other parts of Blackstone. In certain seller assignments, the seller may permit the BDC to act as a participant in such transaction, which would raise certain conflicts of interest inherent in such a situation (including as to the negotiation of the purchase price and certain other financial terms);

(9)                                 Blackstone has long-term relationships with a significant number of corporations and their senior management. In determining whether to recommend that the BDC invest in a particular transaction, the Sub-Adviser will consider those relationships, which may result in the Sub-Adviser not considering certain transactions on behalf of the BDC in view of such relationships, as may be permitted by law. The BDC may also co-invest with clients of Blackstone in particular investment opportunities, and the relationship with such clients could influence the decisions made by the Sub-Adviser with respect to such investments, as may be permitted by law and in accordance with the Sub-Adviser’s applicable procedures.;

(10)                          The Firm may represent creditors or debtors in restructuring or reorganization proceedings or negotiations, including under Chapter 11 of the Bankruptcy Code. From time to time the Firm may serve as advisor to creditor or equity committees. This involvement may limit or preclude the flexibility that the BDC may otherwise have to participate in restructurings or the Sub-Adviser may recommend that the BDC liquidate any existing positions of the applicable issuer. If that recommendation were followed, the BDC may be foregoing returns it would have realized had the investment not been sold.  The inability to transact in any security, derivative or loan held by the BDC could result in significant losses to the BDC. The Firm may be compensated for these representations; however, such compensation will not be passed through to the BDC;

(11)                          The Sub-Adviser and its partners, officers and employees will devote as much of their time to the activities of the BDC as they deem necessary and appropriate. The Firm is not restricted from forming additional investment funds, from entering into other investment advisory relationships or from engaging in other business activities, even though such activities may be in competition with the BDC and/or may involve substantial time and resources of the Sub-Adviser. These activities could be viewed as creating a conflict of interest in that the time and effort of the partners of the Sub-Adviser and its officers and employees will not be devoted exclusively to the business of the BDC but will be allocated between the business of the BDC and the management of the assets of other clients of the Sub-Adviser;

(12)                          Situations may arise where certain assets held by Other Accounts may be traded to the BDC or vice versa. Such transactions will be conducted in accordance with, and subject to the Sub-Adviser’s fiduciary obligations to the BDC, the Investment Company Act of 1940, as amended (the “1940 Act”) and the rules thereunder and other applicable law;

(13)                          The officers, directors, partners, managers, and employees of the Sub-Adviser or Blackstone may trade in securities for their own accounts, subject to restrictions and reporting requirements as may be required by law and Firm policies, or otherwise determined from time to time by the Sub-Adviser or the Firm, as applicable;

(14)                          The Firm may expand the range of services that it provides over time. The Firm will not be restricted in the scope of its business or in the performance of any such services (whether now offered or undertaken in the future) even if such activities could give rise to conflicts of interest, and whether or not such conflicts are described herein. The Firm has, and will continue to develop, relationships with a significant number of companies, financial sponsors and their senior managers, including relationships with clients who may hold or may have held investments similar to those intended to be made by the BDC. These clients may themselves represent appropriate investment opportunities for the BDC or may compete with the BDC for investment opportunities;

(15)                          The entities in which the BDC invests may be counterparties or participants in agreements, transactions or other arrangements with portfolio companies of other investment funds managed by the Firm that, although the Firm determines to be consistent with the requirements of such investment funds’ governing agreements, may not have otherwise been entered into but for the affiliation with the Firm, and which may involve fees and/or servicing payments to Firm-affiliated entities, subject to applicable law.  For example, the Firm may offer portfolio companies of its investment funds the opportunity to enter into agreements regarding group procurement (such as a group purchasing organization), benefits management, purchase of insurance policies (which may be pooled across portfolio companies and discounted due to scale) and other operational, administrative or management related matters from a third party or a Firm affiliate, and other similar operational initiatives that, subject to applicable law, may result in commissions or similar payments, including related to a portion of the savings achieved by the portfolio company.

With respect to transactions or agreements with portfolio companies, at times if unrelated officers of a portfolio company have not yet been appointed, subject to applicable law, the Firm may be negotiating and executing agreements between the Firm and/or the BDC on the one hand, and the portfolio company or its affiliates on the other hand, including management services agreements or similar agreements, which could entail a conflict of interest in relation to efforts to enter into terms that are arm’s length.  Among the measures the Firm may use to mitigate such conflicts is involving outside counsel to review and advise on such agreements and provide insights into commercially reasonable terms and regulatory restrictions.

From time to time employees of the Firm may serve as directors or advisory board members of certain portfolio companies or other entities. In connection with such services and subject to applicable law, the Firm may receive directors’ fees or other similar compensation. Such amounts, which have not been, and are not expected to be, material, will not be passed through to the BDC;

(16)                          Other present and future activities of Blackstone may give rise to additional conflicts of interest. In the event that a conflict of interest arises, the Sub-Adviser will attempt to resolve such conflicts in a fair and equitable manner and subject to applicable law; and

(17)                          By approving the Investment Sub-Advisory Agreement by and between the Adviser and the Sub-Adviser, the Adviser and the BDC will be deemed to have acknowledged the existence of any such actual and potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflicts of interest.